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                                   EXHIBIT 4.3

                      FIRST AMENDMENT TO SECOND AMENDED AND
                           RESTATED STOCK OPTION PLAN
                                       OF
                                FUTURELINK CORP.
                             A DELAWARE CORPORATION


            The undersigned, being the duly elected and acting Secretary of FutureLink Corp., a Delaware corporation (the "Company"), does hereby certify as follows:

            1. The Board of Directors of the Company duly adopted the following resolution as of December 15, 1999 amending the Company's Second Amended and Restated Stock Option Plan:

      "RESOLVED, that Sections 6 and 7.4 of the Plan of this Company are hereby amended to read in their entirety as follows:

            6. SHARES SUBJECT TO OPTIONS. The stock available for grant of Options under the Plan shall be shares in the Company's authorized but unissued or reacquired, Common Stock. The aggregate number of shares which may be issued pursuant to exercise of Options granted under the Plan, as amended, shall not exceed twenty percent (20%) of the shares of Common Stock, calculated on a fully diluted basis not including Common Stock underlying outstanding stock options, at the time of each grant (subject to adjustment as provided in Section 7.13 hereof) including shares previously issued under the Plan; provided, however, that at no time shall the total number of shares of Common Stock issuable upon the exercise of all outstanding options and the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Rule
                  260.140.45 of Title 10 of the California Code of Regulations, based on the shares of Common Stock of the Company which are outstanding at the time the calculation is made. The maximum number of shares with respect to which options may be granted to any employee in any one calendar year shall be 500,000 shares (subject to adjustment as provided in Section 7.13 hereof). The maximum number of shares with respect to which Incentive Stock Options may be granted under this Plan shall not exceed 2,000,000 in the aggregate (subject to adjustment as provided in Section 7.13 hereof). In the event that any outstanding Option under the Plan for any reason expires, or is terminated, the shares of Common Stock allocable to the unexercised portion of the Option



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            shall again be available for Options under the Plan as if no Option had been granted with respect to such shares.

      7.4 TERM OF OPTION. No Option shall be exercisable after the expiration of the earliest of (a) ten years after the date the option is granted, (b) three months after the date the Optionee's employment with the Company and its subsidiaries terminates if such termination is for any reason other than disability or death, (c) one year after the date the Optionee's employment with the Company and its subsidiaries terminates if such termination is a result of death or disability; provided, however, that the Option agreement for any Option may provide for shorter periods in each of the foregoing instances, except that such shorter periods shall not be less than thirty (30) days in the event of termination of employment for any reason other than death or disability and not less than six (6) months in the event of termination as a result of death or disability. Notwithstanding the foregoing, in the case of any Incentive Stock Option granted under the Plan to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent or any of its subsidiary corporations, the term of such Option shall not be more than five years from the date the Option is granted."


            2. Such amendment has not been rescinded or repealed and is now in full force and effect.


            IN WITNESS WHEREOF, I have hereunto executed this certificate dated as of December 17, 1999.



                                        /s/ K.B. Scott
                                        --------------------------
                                        Kyle B.A. Scott, Secretary